Exhibit 99.1

                 NorthStar Financial Corporation to Merge with
                Frontier Financial Corporation for $48.2 Million


    EVERETT, Wash. & SEATTLE--(BUSINESS WIRE)--Sept. 12, 2005-- Frontier Financial Corporation (Nasdaq:FTBK) ("Frontier"), the
$2.5 billion in assets holding company for Frontier Bank, and NorthStar Financial Corporation (OTCBB:NHST) ("NorthStar"), the holding company for NorthStar Bank, a commercial bank with assets of $176 million at June 30, 2005, today announced the signing of a definitive agreement for the merger of NorthStar with and into Frontier.
    "We are very pleased that NorthStar has made the decision to join the Frontier organization," said Frontier's President and CEO Michael
J. Clementz. "NorthStar is a financially strong institution with the same customer-driven focus that we emphasize at Frontier. We fully expect that this will be a very successful partnership as we expand our business into the attractive Seattle communities of Ballard and Fremont."
    Terms of the agreement call for NorthStar shareholders to receive
1.754 shares of Frontier common stock for each share of NorthStar common stock. Options to purchase NorthStar common stock will be converted into options to purchase Frontier common stock. Based upon the September 12, 2005, closing price of Frontier, the value of the stock consideration is approximately $48.2 million.
    "We are very excited to join the Frontier Bank team," said Ellen Sas, President and CEO of NorthStar. "As we considered strategic alternatives, it was clear that a combination with Frontier is the best long-term choice for our shareholders, customers and employees. With the benefit of Frontier's expanded resources and a broader array of commercial bank products and services, our team will be better equipped to serve our existing customer base and communities for years to come. This transaction also provides our shareholders with enhanced liquidity and the opportunity to hold shares in one of the premier banking franchises in the Northwest."
    Following the merger, Ellen Sas, NorthStar's President and CEO will continue as Executive Vice President of Frontier, overseeing risk management and participating in investor and government relations. Duane Oord, NorthStar's Executive Vice President and Chief Lending Officer will continue as Senior Vice President and Manager for the Ballard and Fremont markets.
    The transaction, which is expected to be immediately accretive to Frontier's earnings is anticipated to be completed in the first quarter of 2006, pending receipt of NorthStar shareholder approval and regulatory approvals. In connection with their approval of the definitive agreement, the directors, executive officers and principal shareholders of NorthStar, who collectively own 52.9% of its shares outstanding, have each entered into a voting agreement in favor of the transaction.
    Keller Rohrback served as legal counsel to Frontier. Sandler O'Neill & Partners, L.P. served as the financial advisor, and Graham & Dunn served as legal counsel to NorthStar.

    About Frontier Financial Corporation

    Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products. Frontier operates 40 offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish, and Whatcom counties. More information can be found at www.frontierbank.com.

    About NorthStar Financial Corporation

    NorthStar Financial Corporation is wholly-owned and directed by Ballard and Fremont residents and business people. NorthStar Financial Corporation is the bank holding company for NorthStar Bank. NorthStar Bank operates branches in the Seattle communities of Ballard and Fremont and a loan production office in Pierce County. More information on NorthStar Bank can be found at www.northstarbankwa.com.

    Information herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A variety of factors could cause Frontier Financial Corporation's actual results to differ from those expected at the time of this release. Investors are encouraged to read the SEC report of Frontier, particularly its Form 10-K for the Fiscal Year Ended December 31, 2004, for meaningful cautionary language discussion why actual results may vary from those anticipated by management. CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2004 Form 10-K.


    CONTACT: Frontier Financial Corporation
             Michael J. Clementz, 360-598-8003
             or
             Frontier Bank
             John J. Dickson, 425-514-0781
             or
             NorthStar Financial Corporation
             Ellen Sas, 206-297-4466